Exhibit 99.1

Apollo Solar Announces Results of Independent Technical Review of Dashuigou And Majiagou Tellurium Projects.

CHENGDU, China, May 12, 2009 -- Apollo Solar Energy, Inc., (OTC Bulletin Board: ASOE; "Apollo Solar Energy" or "the Company"), a leading vertically integrated miner, refiner and producer of tellurium (Te) and high-purity tellurium based metals for specific segments of the global electronic materials market, today announced that Behre Dolbear Asia, Inc. (“BDASIA”), a wholly-owned subsidiary of Behre Dolbear & Company, Inc. (“Behre Dolbear”) of Denver, CO, issued their final report on May 3, 2009 titled “Independent Technical Review of the Dashuigou and Majiagou Tellurium Projects in Sichuan Province, the People’s Republic of China”.  The Board of Directors of the Company engaged Behre Dolbear & Company, Inc. to undertake an independent technical review of the Dashuigou and Majiagou Projects and to produce a technical report for the resource estimates of the two properties.

The technical review covers the Dashuigou and Majiagou tellurium projects and the surrounding exploration area, which are controlled by Apollo Solar Energy through its subsidiaries and affiliates in China. BDASIA professionals visited the Dashuigou and Majiagou tellurium project site, reviewed the project mineral rights, geology and mineralization, assay database, and resource estimation. Mineral resources of the properties have been reviewed in accordance with the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves (the “JORC Code”) prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia in 1999 and revised in 2004.

Based on BDASIA’s review, the mineral resource estimates as of December 31, 2008 using the JORC Code for Apollo’s Dashuigou and Majiagou Projects are summarized in the table below. The resource estimates have generally been confirmed by small scale mine production from 2002 to 2008 and sampling by an independent mining consultant from the United States, considering the mining dilution and mining losses.

Mineral Resource Estimates for the Dashuigou and Majiagou Projects - December 31, 2008
Project	JORC Resource Class	Tonnage (t)	Grade (%)		Contained Metal (t)
			Te	Bi	Te	Bi
Dashuigou	Indicated	9,400	1.40	1.79	131	168
	Inferred	20,800	0.51	0.77	105	160
	Subtotal	30,200	0.78	1.09	236	328
Majiagou	Indicated	8,600	1.92	3.07	165	263
	Inferred	4,800	2.22	3.60	107	174
	Subtotal	13,400	2.03	3.26	272	437
Total	Indicated	18,000	1.65	2.40	296	431
	Inferred	25,600	0.83	1.31	212	334
	Total	43,600	1.17	1.76	508	765
Note: All tonnage in the table is in (metric) tonnes. The resource estimates in the table are in-situ quantities, and significant mining dilution and mining losses may occur during mining of the estimated resources as these resources occur mostly in small narrow veins.

In the report, BDASIA indicated that the Dashuigou and Majiagou tellurium projects are the only reported mineral deposits in which tellurium is found as the primary economic element in the world. BDASIA further indicated that there are more mineralized veins within the Dashuigou and Majiagou mining license areas and in the Dashuigou exploration license area that have not been sufficiently explored to date, therefore, indicating a significant upside potential for the estimated resources.

"The undertaking of an independent technical report by Behre Dolbear & Company, Inc. is a very important step in the future growth of Apollo Solar Energy," said Mr. Renyi Hou, Chief Executive Officer of Apollo Solar Energy, "Behre Dolbear is one of the oldest, continually operating minerals industry consulting firms in the world, with previous experience on several mining projects in China. We were pleased they were able to take on this important project for Apollo Solar Energy".

About Apollo Solar Energy, Inc.

Apollo Solar Energy, Inc., through its subsidiaries and affiliates in China, is primarily engaged in mining, refining and producing tellurium (Te) and high-purity tellurium based metals for specific segments of the global electronic materials market. The Company's products include CdTe thin-film compounds, CIGS thin-film compounds, Ultra- high purity metals, and commercial-purity metals.

About Behre Dolbear & Company, Inc.

Behre Dolbear is one of the oldest, continually operating, mineral industry consulting firms in the world. Since 1911, we have specialized in studies for commercial and multilateral financial institutions, mining companies, governments and governmental agencies, legal firms, and other parties with interests in the minerals industry. Behre Dolbear's global experience covers the full spectrum of technical, operational and financial issues in a broad range of commodities including base and precious metals, coal, industrial minerals, diamonds and gemstones, ferrous metals, and construction materials.

Safe Harbor Statement

The statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," "expect" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, our statements regarding the potential growth of the markets or forecasting financial results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including but not limited to, general economic conditions and regulatory developments, not within the Company’s control. Risks and other factors discussed herein and expressed from time to time in Company filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by such statements. The forward-looking statements are made only as of the date of this filing, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.